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                                                                                                      Exhibit 11
                                        DOW JONES & COMPANY, INC.
                                          and its Subsidiaries

                                    COMPUTATION OF EARNINGS PER SHARE

                                   (in thousands except per share data)


                                                                            1996           1995           1994
PRIMARY                                                                   --------       --------       --------
-------
Average shares outstanding used in the computation of
  reported earnings per share                                               96,703         96,907         99,002
Common stock equivalents (assuming the use of the proceeds from their exercise or issuance to acquire treasury stock at the average market value of stock during the year)--shares
  granted under employee stock option and stock purchase plans                 668            768            660
                                                                          --------       --------       --------
Average shares and common stock equivalents outstanding--primary            97,371         97,675         99,662
                                                                          ========       ========       ========
Net income                                                                $189,969       $189,572       $178,173
                                                                          ========       ========       ========
Net income per share--primary                                                $1.95          $1.94          $1.79
                                                                             =====          =====          =====

FULLY DILUTED
-------------

Average shares outstanding used in the computation of
  reported earnings per share                                               96,703         96,907         99,002
Common stock equivalents (assuming the use of the proceeds from their exercise or issuance to acquire treasury stock at the higher of average market value of stock during the year or year-end market price)--shares granted under employee stock
  option and stock purchase plans                                              668          1,068            660
                                                                          --------       --------       --------
Average shares and common stock equivalents outstanding--fully diluted      97,371         97,975         99,662
                                                                          ========       ========       ========
Net income                                                                $189,969       $189,572       $178,173
                                                                          ========       ========       ========
Net income per share--fully diluted                                          $1.95          $1.93          $1.79
                                                                             =====          =====          =====
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